Exhibit 99.2

Freshpet, Inc. Announces Kitchens Expansion

Strategic Capital Investment to Support Freshpet’s Growth in Net Sales to Over $500 Million

SECAUCUS, N.J. – August 8, 2018 – Freshpet, Inc. (“Freshpet” or the “Company”) (NASDAQ: FRPT) today announced plans to expand its manufacturing capacity at its campus in Hanover Township, Northampton County, PA.  The expansion includes the renovation of an existing 50,000 square foot building and a 90,000 square-foot addition. The $100 million strategic capital investment is expected to support Freshpet’s growth in the United States, Canada and Europe by creating total capacity for approximately $540 million in net sales from the facility. The facility “Freshpet Kitchens 2.0” will make greater use of automation to improve quality, safety and reduce costs. Production start-up is slated for the second half of 2020, subject to the timing of permits and construction.

Billy Cyr, Freshpet’s Chief Executive Officer commented, “Freshpet is changing the way people feed their pets.  The rapid growth of the Freshpet brand behind our Feed the Growth strategy requires us to bring online additional capacity by mid-to-late 2020 to support our continued growth and enable us to serve more pets.  It also allows us to provide more career opportunities for the dedicated and talented employees who have helped deliver the success we have had so far. We are very excited to have the opportunity to further advance our manufacturing expertise and expand our Freshpet Kitchens campus in Pennsylvania with the support of our local and state governments.”

“Pennsylvania is proud of the success of Freshpet and excited to be a part of its ongoing growth.  We take particular pride in supporting the growth of companies that are true innovators and – as a result -- create sustainable long-term growth and high-quality manufacturing jobs for the people of Pennsylvania.  And, through Freshpet’s focus on buying its ingredients locally, this expansion is good for Pennsylvania’s farmers and food ingredient processors who directly and indirectly supply Freshpet,” stated Pennsylvania Governor, Tom Wolf.

The facility expansion will result in the addition of at least 100 new manufacturing and support jobs over the next three years and up to a total of 200 new jobs once running at full capacity.  Today, approximately 221 Freshpet employees are working on manufacturing, research and development (“R&D”) and other support roles on the Freshpet campus. Freshpet also expects the manufacturing expansion to increase the purchase of locally produced ingredients by approximately two-thirds and support additional jobs at local third-party warehousing and logistics providers. The facility will also include R&D space and a pilot plant facility to enable test runs of new products.

Freshpet’s planned expansion is being supported by state and local governments, including: Northampton County Industrial Development Authority Job Creation Grant; Pennsylvania First Program

Grant; Pennsylvania Job Creation Tax Credits; Pennsylvania Manufacturing Tax Credits and the Pennsylvania Workforce Development and PA Career Link training and education support.

About Freshpet

Freshpet’s mission is to improve the lives of dogs and cats through the power of fresh, real food. Freshpet foods are blends of fresh meats, vegetables and fruits farmed locally and made at our Kitchens in Bethlehem PA.  We thoughtfully prepare our foods using natural ingredients, cooking them in small batches at lower temperatures to preserve the natural goodness of the ingredients. Freshpet foods and treats are kept refrigerated from the moment they are made until they arrive at Freshpet Fridges in your local market.

Our foods are available in select mass, grocery (including online), natural food, club, and pet specialty retailers across the United States, Canada and Europe. From the care we take to source our ingredients and make our food, to the moment it reaches your home, our integrity, transparency and social responsibility are the way we like to run our business. To learn more, visit www.freshpet.com.

Connect with Freshpet:

https://www.facebook.com/Freshpet

https://twitter.com/Freshpet

http://instagram.com/Freshpet

http://pinterest.com/Freshpet

https://plus.google.com/+Freshpet

https://en.wikipedia.org/wiki/Freshpet

https://www.youtube.com/user/freshpet400

Forward Looking Statements

Certain statements in this release constitute “forward-looking” statements. These statements are based on management's current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are several risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein including, most prominently, the risks discussed under the heading “Risk Factors” in the Company's latest annual report on Form 10-K filed with the Securities and Exchange Commission. Such forward-looking statements are made only as of the date of this release. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

CONTACT

ICR

Katie Turner

646-277-1228

katie.turner@icrinc.com

Michael Fox

203-682-8218

Michael.fox@icrinc.com